Exhibit 10.1

KILROY REALTY CORPORATION
DIRECTOR COMPENSATION POLICY

As Amended Effective April 1, 2018

Directors of Kilroy Realty Corporation, a Maryland corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“non-employee directors”) are entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. This policy is effective as of April 1, 2018 and supersedes all prior policies concerning compensation of the Company’s non-employee directors as to their service from and after that time. The Board has the right to amend this policy from time to time.

Cash Compensation
Annual Retainer	$55,000
Additional Lead Independent Director Retainer	$50,000
Additional Committee Member Retainers
Audit Committee	$10,000
Executive Compensation Committee	$10,000
Nominating/Corporate Governance Committee	$5,000
Corporate Social Responsibility and Sustainability Committee	$5,000
Succession Planning Committee	$5,000
Additional Committee Chair Retainers
Audit Committee Chair	$20,000
Executive Compensation Committee Chair	$20,000
Nominating/Corporate Governance Committee Chair	$10,000
Corporate Social Responsibility and Sustainability Committee	$10,000
Succession Planning Committee	$10,000

Equity Compensation
Annual Equity Award Value	$100,000

Cash Compensation

Each non-employee director will be entitled to a cash retainer while serving on the Board in the amount set forth above (the “Annual Retainer”). A non-employee director who serves as the Lead Independent Director, if applicable, will be entitled to an additional cash retainer while serving in that position in the amount set forth above (the “Lead Independent Director Retainer”). A non-employee director who serves as a member of the Audit Committee, the Executive Compensation Committee or the Nominating/Corporate Governance Committee of the Board (including, for purposes of clarity, the Chair of each such Committee) will be entitled to an additional cash retainer while serving in that position in the applicable amount set forth above (an “Additional Committee Member Retainer”). A non-employee director who serves as the Chair of the Audit Committee, the Executive Compensation Committee or the Nominating/Corporate Governance Committee of the Board will be entitled to an additional cash retainer while serving in that position in the applicable amount set forth above (an “Additional Committee Chair Retainer”).

The amounts of the Annual Retainer, Lead Independent Director Retainer, Additional Committee Member Retainer and Additional Committee Chair Retainers reflected above are expressed as annualized amounts. These retainers will be paid on a quarterly basis, at the end of each quarter in arrears, and will be pro-rated if a non-employee director serves (or serves in the corresponding position, as the case may be) for only a portion of the quarter (with the proration based on the number of calendar days in the quarter that the director served as a non-employee director or held the particular position, as the case may be). Each non-employee director may defer cash retainers pursuant and subject to the terms and conditions of the Company’s 2007 Deferred Compensation Plan (as may be amended from time to time) or any successor deferred compensation plan approved by the Board.

Equity Awards

A restricted stock unit (“RSU”) award will be granted automatically (without any need for further Board approval) on the date of each annual meeting of the Company’s stockholders to each non-employee director in office immediately after such meeting. Each such RSU award will be granted under the Company’s Amended and Restated 2006 Incentive Award Plan, as it may be amended from time to time, or any successor equity incentive plan of the Company approved by the Board (the “Plan”).

The number of RSUs so awarded to a non-employee director on the applicable grant date will be determined by dividing the Annual Equity Award Value set forth above by the closing stock price of a share of the Company’s common stock on the grant date (or on the last trading day preceding the grant date if the grant date is not a trading day), rounded up to the nearest whole share or unit, as applicable.

Each such RSU award will vest in full upon the first to occur of (1) the first annual meeting of the Company’s stockholders at which one or more members of the Board are to be elected and that occurs in the calendar year following the calendar year in which the award was granted, (2) the occurrence of a Change in Control (as such term is defined in the Plan), or (3) the award recipient’s death or “disability” (within the meaning of Section 409A of the Internal Revenue Code), subject, in each case, to the continued service of the award recipient through the applicable vesting date.

Each RSU award granted to a non-employee director shall be subject to the terms and conditions of the Company’s form of RSU award agreement for non-employee director grants, as it may be amended from time to time. Each non-employee director may also elect to defer the payment date of any vested RSUs subject to a particular award granted to the non-employee director in accordance with and subject to the terms and conditions of the deferral election filed by the individual with the Company with respect to the award (which deferral election shall be in a form provided by the Company for such purpose and, to be effective, must be made not later than the December 31st preceding the year in which the RSU award is granted).

Expense Reimbursement

All non-employee directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company will make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses, and in all cases not later than the end of the calendar year following the calendar year in which the related expense was incurred.